Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2009 RESULTS
Diluted Earnings per Share Increase 22% in the 4TH Quarter to $0.66
Raises 2010 Revenue and EPS Guidance

Plano, Texas, February 1, 2010 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter and year ended December 31, 2009.
Fourth Quarter 2009 Results
Total revenues for the quarter ended December 31, 2009 were $672.9 million, a decrease of $26.9 million from total revenues of $699.8 million for the same period in the prior year. This decrease in revenues was primarily the result of a 3.2% reduction in same store sales, predominantly attributable to a decrease in the number of units per customer, and the anticipated revenue attrition from approximately 365 stores that received customer agreements from stores closed in the 2007 restructuring plan.
Net earnings for the quarter ended December 31, 2009 were $43.7 million, as compared to $36.1 million, for the same period in the prior year. Net earnings per diluted share for the quarter ended December 31, 2009 were $0.66, as compared to reported net earnings per diluted share of $0.54, and adjusted net earnings per diluted share, when excluding the 2008 items below, of $0.47, for the quarter ended December 31, 2008, an increase of 22.2% and 40.4%, respectively.
Net earnings and net earnings per diluted share for the quarter ended December 31, 2008 were affected by the following significant items, as discussed below:
•	Increased as a result of $4.6 million in pre-tax litigation credits, or approximately $0.04 per share, related to the Hilda Perez and Shafer/Johnson matters;

•	Increased as a result of a $4.3 million pre-tax gain, or approximately $0.04 per share, on the extinguishment of debt; and

•	Decreased as a result of an additional $1.4 million pre-tax restructuring expense, or approximately $0.01 per share, related to our 2007 restructuring plan.
“We had a very strong quarter as both our financial results and operating metrics exceeded our expectations,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Store rentals and fees and total revenue exceeded our guidance as well as our net earnings per diluted share. The fourth quarter of 2009 is the second consecutive quarter in which both our customer count and our deliveries per store have outperformed the comparable period in 2008 for each month during that quarter,” Speese stated. “Due to the strong trends in our customer traffic, our continued focus on the customer’s in store experience as well as our expense management initiatives,” continued Mr. Speese, “we are pleased to announce increased earnings expectations of between $2.35 and $2.55 per diluted share for 2010.”

Year End December 31, 2009 Results
Total revenues for the twelve months ended December 31, 2009 were $2.752 billion, a decrease of $132.0 million from total revenues of $2.884 billion for the same period in the prior year. This decrease in revenues was primarily the result of a 3.5% reduction in same store sales, predominantly attributable to a decrease in the number of units per customer, plus the impact of the 2007 restructuring plan.
Net earnings and net earnings per diluted share for the twelve months ended December 31, 2009 were $167.9 million and $2.52, respectively, as compared to $139.6 million and $2.08, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the twelve months ended December 31, 2009 include $4.9 million, or approximately $0.04 per share, as a result of pre-tax litigation credits related to the Hilda Perez matter as discussed below.
Net earnings and net earnings per diluted share for the twelve months ended December 31, 2008 were affected by the following significant items, as discussed below:
•	Increased as a result of $4.6 million in pre-tax litigation credits, or approximately $0.04 per share, related to the Hilda Perez and Shafer/Johnson matters;

•	Increased as a result of a $4.3 million pre-tax gain, or approximately $0.04 per share, on the extinguishment of debt; and

•	Decreased as a result of an additional $4.5 million pre-tax restructuring expense, or approximately $0.04 per share, related to our 2007 restructuring plan.
When excluding the items above, adjusted net earnings per diluted share for the twelve months ended December 31, 2009 were $2.48, as compared to adjusted net earnings per diluted share for the twelve months ended December 31, 2008 of $2.04, an increase of 21.6%.
“As a result of our strong operating results, we generated positive cash flow from operations of approximately $330.1 million for the twelve month period through December 31, 2009, while ending the quarter with approximately $101.8 million of cash on hand,” commented Robert D. Davis, the Company’s Executive Vice President and Chief Financial Officer. “This significant cash flow enabled us to enhance our capital structure by reducing our outstanding indebtedness by $235.9 million in 2009, or approximately 25% from year end 2008,” Davis stated. “In addition, with our strong recurring cash flow from operations and the flexibility provided by the amendment to our senior credit facility completed in December, we will look to opportunistically repurchase shares of our common stock as well as continue to enhance our balance sheet,” Davis concluded.
During the twelve month period ended December 31, 2009, the Company repurchased 472,100 shares of its common stock for $8.8 million in cash under its common stock repurchase program, all in the fourth quarter. To date, the Company has repurchased a total of 19,884,850 shares and has utilized approximately $466.5 million of the $500.0 million authorized by its Board of Directors since the inception of the plan.

Operations Highlights
During the three and twelve month periods ended December 31, 2009, the company-owned stores and financial services locations changed as follows:

	Three Months Ended	Twelve Months
	December 31, 2009	Ended December 31, 2009
Company-Owned Stores
Stores at beginning of period	3,004	3,037
New store openings	9	40
Acquired stores remaining open	—	1
Closed stores
Merged with existing stores	5	59
Sold or closed with no surviving store	1	12

Stores at end of period	3,007	3,007

Acquired stores closed and accounts merged with existing stores	3	26

Financial Services
Stores at beginning of period	345	351
New store openings	8	12
Acquired stores remaining open	2	2
Closed stores
Merged with existing stores	—	7
Sold or closed with no surviving store	2	5

Stores at end of period	353	353

Acquired stores closed and accounts merged with existing stores	4	5
Since December 31, 2009, the Company has acquired accounts from two store locations. The Company has added financial services to two existing rent-to-own store locations since December 31, 2009.

Significant Items
Litigation Credits.
Hilda Perez Matter. In November 2007, the Company paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter in New Jersey. Under the terms of the settlement, the Company is entitled to 50% of any undistributed monies in the settlement fund. The Company previously recorded during the fourth quarter of 2008 a pre-tax credit in the amount of $2.7 million and additional pre-tax credits in the amount of $3.0 million in the first quarter of 2009 and $1.9 million in the second quarter of 2009, to account for cash payments to the Company representing undistributed monies in the settlement fund to which the Company is entitled pursuant to the terms of the settlement, as well as a refund of costs to administer the settlement previously paid by the Company which were not expended during the administration of the settlement.
Shafer/Johnson Matter. In the fourth quarter of 2007, the Company recorded a pre-tax expense of $11.0 million related to the settlement of the Eric Shafer et al. v. Rent-A-Center, Inc. and Victor E. Johnson et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. Due to fewer class members eligible to participate in the settlement than originally estimated, the maximum claim amount remaining to be paid has been reduced by approximately $1.9 million. To record the reduction in this liability, the Company recorded a $1.9 million pre-tax credit during the fourth quarter of 2008.
The 2009 pre-tax litigation credits discussed above for the Hilda Perez matter in the aggregate amount of $4.9 million increased net earnings per diluted share for the twelve month period ended December 31, 2009 by approximately $0.04.
The 2008 pre-tax litigation credits discussed above for both the Hilda Perez and Shafer/Johnson matters in the aggregate amount of $4.6 million increased net earnings per diluted share in both the fourth quarter of 2008 and for the twelve month period ended December 31, 2008 by approximately $0.04.
Gain on Extinguishment of Debt. In the fourth quarter of 2008, the Company repurchased $42.3 million in Term B loans outstanding under its revolving credit facility, resulting in a gain on extinguishment of debt, net of costs, of approximately $4.3 million. This gain on extinguishment of debt increased diluted earnings per share in both the fourth quarter of 2008 and for the twelve month period ended December 31, 2008 by approximately $0.04.
Restructuring Plan Expenses. During the first quarter of 2008, the Company recorded a pre-tax restructuring expense of approximately $2.9 million in connection with the restructuring plan announced on December 3, 2007. The Company recorded additional pre-tax restructuring expenses in the third quarter of 2008 of approximately $0.2 million and in the fourth quarter of 2008 of approximately $1.4 million. The pre-tax restructuring expense in the fourth quarter of 2008 reduced net earnings per diluted share by approximately $0.01. Through the twelve month period ended December 31, 2008, the total pre-tax restructuring expense of approximately $4.5 million reduced net earnings per diluted share by approximately $0.04. The costs with respect to the restructuring plan relate primarily to lease terminations, fixed asset disposals and other miscellaneous items.
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Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter and year end results, guidance and other operational matters on Tuesday morning, February 2, 2010, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after February 1, 2010.
FIRST QUARTER 2010 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $692 million to $712 million.

•	Store rental and fee revenues are expected to be between $577 million and $589 million.

•	Total store revenues are expected to be in the range of $683 million to $703 million.

•	Same store sales are expected to be in the range of down 0.5% to down 2.5%.

•	The Company expects to open 5 to 10 new company-owned store locations.

•	The Company expects to add financial services to approximately 5 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.4% and 22.8% of store rental and fee revenue and cost of merchandise sold to be between 69.0% and 74.0% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 56.0% to 57.5% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.5% of total revenue.

•	Net interest expense is expected to be approximately $6 million and depreciation of property assets is expected to be approximately $16 million.

•	The effective tax rate is expected to be approximately 38% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.64 to $0.70.

•	Diluted shares outstanding are estimated to be between 66.0 million and 67.0 million.
FISCAL 2010 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.700 billion and $2.760 billion.

•	Store rental and fee revenues are expected to be between $2.325 billion and $2.375 billion.

•	Total store revenues are expected to be in the range of $2.668 billion and $2.728 billion.

•	Same store sales are expected to increase approximately 1%.

•	The Company expects to open 25 to 35 new company-owned store locations.

•	The Company expects to add financial services to approximately 50 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.3% and 22.9% of store rental and fee revenue and cost of merchandise sold to be between 73.0% and 77.0% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 57.7% to 59.2% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.5% of total revenue.

•	Net interest expense is expected to be approximately $25 million and depreciation of property assets is expected to be between $63 million and $68 million.

•	The effective tax rate is expected to be approximately 38% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.35 to $2.55.

•	Diluted shares outstanding are estimated to be between 66.0 million and 67.0 million.
NOTE: The 2010 annual guidance above excludes approximately $60 million in store as well as total revenues for a subsidiary engaged in the prepaid telecommunications and energy business that was in our original 2010 guidance provided in our third quarter 2009 earnings press release, but divested in November 2009. There was no earnings impact to the original 2010 guidance as a result of this divestiture. In addition, as a result of an amendment to the Company’s senior credit facility announced on December 3, 2009, diluted earnings per share for fiscal 2010 were previously revised to be in the range of $2.23 to $2.43.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short-term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of any material litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008, and its quarterly reports for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended December 31,
	2009	2008	2008
		Before	After
		Significant Items	Significant Items
	(GAAP	(Non-GAAP	(GAAP
(In Thousands of Dollars, except per share data)	Earnings)	Earnings)	Earnings)

Total Revenue	$672,913	$699,750	$699,750
Operating Profit	74,582	60,657	63,865	(1)(2)
Net Earnings	43,694	31,386	36,146	(1)(2)(3)
Diluted Earnings per Common Share	$0.66	$0.47	$0.54	(1)(2)(3)
Adjusted EBITDA	$90,598	$83,271	$83,271

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$70,082	$49,756	$57,299
Add back:
Litigation Expense (Credit)	—	—	(4,607)
Restructuring Expense	—	—	1,399
Gain on extinguishment of debt	—	—	(4,335)
Interest Expense, net	4,500	10,901	10,901
Depreciation of Property Assets	15,601	18,114	18,114
Amortization and Write-down of Intangibles	415	4,500	4,500

Adjusted EBITDA	$90,598	$83,271	$83,271

	Twelve Months Ended December 31,
	2009	2009		2008	2008
	Before	After		Before	After
	Significant Items	Significant Items		Significant Items	Significant Items
	(Non-GAAP	(GAAP		(Non-GAAP	(GAAP
(In Thousands of Dollars, except per share data)	Earnings)	Earnings)		Earnings)	Earnings)

Total Revenue	$2,751,956	$2,751,956		$2,884,172	$2,884,172
Operating Profit	291,455	296,324	(4)	274,278	274,388	(1)(2)
Net Earnings	164,823	167,855	(4)	136,819	139,624	(1)(2(3)
Diluted Earnings per Common Share	$2.48	$2.52	(4)	$2.04	$2.08	(1)(2(3)
Adjusted EBITDA	$360,086	$360,086		$363,598	$363,598

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$265,501	$270,370		$216,897	$221,342
Add back:
Litigation Expense (Credit)	—	(4,869)		—	(4,607)
Restructuring Expense	—	—		—	4,497
Gain on extinguishment of debt	—	—		—	(4,335)
Interest Expense, net	25,954	25,954		57,381	57,381
Depreciation of Property Assets	65,788	65,788		72,683	72,683
Amortization and Write-down of Intangibles	2,843	2,843		16,637	16,637

Adjusted EBITDA	$360,086	$360,086		$363,598	$363,598

(1)	Includes the effects of a $4.6 million pre-tax litigation credit in the fourth quarter of 2008 related to the Hilda Perez and Shafer/Johnson matters. This litigation credit increased diluted earnings per share by approximately $0.04 for both the fourth quarter of 2008 and twelve months ended December 31, 2008.

(2)	Includes the effects of a $1.4 million pre-tax restructuring expense in the fourth quarter of 2008 related to the 2007 restructuring plan. The restructuring expense reduced diluted earnings per share by approximately $0.01 for the fourth quarter of 2008 and the total pre-tax restructuring expense of $4.5 million for the twelve months ended December 31, 2008 reduced diluted earnings per share by approximately $0.04.

(3)	Includes the effects of a $4.3 million pre-tax gain on the extinguishment of debt in the fourth quarter of 2008. The gain on the extinguishment of debt increased diluted earnings per share by approximately $0.04 for both the fourth quarter of 2008 and twelve months ended December 31, 2008.

(4)	Includes the effects of $4.9 million pre-tax litigation credits in the first quarter and second quarter of 2009 related to the Hilda Perez matter. The litigation credits increased diluted earnings per share by approximately $0.04 for the twelve months ended December 31, 2009.

SELECTED BALANCE SHEET HIGHLIGHTS

Selected Balance Sheet Data: (in Thousands of Dollars)	December 31, 2009	December 31, 2008
Cash and Cash Equivalents	$101,803	$87,382
Accounts Receivable	63,439	51,766
Prepaid Expenses and Other Assets	50,680	59,217
Rental Merchandise, net
On Rent	589,066	634,946
Held for Rent	160,932	184,108
Total Assets	2,443,997	2,496,702

Senior Debt	711,158	721,712
Subordinated Notes Payable	—	225,375
Total Liabilities	1,196,483	1,417,500
Stockholders’ Equity	1,247,514	1,079,202

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended December 31,
(In Thousands of Dollars, except per share data)	2009	2008
	Unaudited
Store Revenue
Rentals and Fees	$583,650	$608,674
Merchandise Sales	49,805	58,627
Installment Sales	15,336	11,508
Other	15,783	11,847

	664,574	690,656

Franchise Revenue
Franchise Merchandise Sales	7,193	7,897
Royalty Income and Fees	1,146	1,197

Total Revenue	672,913	699,750

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	131,740	138,913
Cost of Merchandise Sold	37,729	41,389
Cost of Installment Sales	5,486	4,745
Salaries and Other Expenses	380,083	410,465
Franchise Cost of Merchandise Sold	6,833	7,435

	561,871	602,947

General and Administrative Expenses	36,045	31,646
Amortization and Write-down of Intangibles	415	4,500
Litigation Expense (Credit)	—	(4,607)
Restructuring Expense	—	1,399

Total Operating Expenses	598,331	635,885

Operating Profit	74,582	63,865

Gain on extinguishment of debt	—	(4,335)
Interest Expense	4,648	13,535
Interest Income	(148)	(2,634)

Earnings before Income Taxes	70,082	57,299

Income Tax Expense	26,388	21,153

NET EARNINGS	43,694	36,146

BASIC WEIGHTED AVERAGE SHARES	65,844	66,332

BASIC EARNINGS PER COMMON SHARE	$0.66	$0.54

DILUTED WEIGHTED AVERAGE SHARES	66,433	66,755

DILUTED EARNINGS PER COMMON SHARE	$0.66	$0.54

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Twelve Months Ended December 31,
(In Thousands of Dollars, except per share data)	2009	2008
	Unaudited
Store Revenue
Rentals and Fees	$2,346,849	$2,505,268
Merchandise Sales	261,631	256,731
Installment Sales	53,035	41,193
Other	57,601	42,759

	2,719,116	2,845,951

Franchise Revenue
Franchise Merchandise Sales	28,065	33,283
Royalty Income and Fees	4,775	4,938

Total Revenue	2,751,956	2,884,172

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	530,018	572,900
Cost of Merchandise Sold	188,433	194,595
Cost of Installment Sales	18,687	16,620
Salaries and Other Expenses	1,556,074	1,651,805
Franchise Cost of Merchandise Sold	26,820	31,705

	2,320,032	2,467,625

General and Administrative Expenses	137,626	125,632
Amortization and Write-down of Intangibles	2,843	16,637
Litigation Expense (Credit)	(4,869)	(4,607)
Restructuring Expense	—	4,497

Total Operating Expenses	2,455,632	2,609,784

Operating Profit	296,324	274,388

Gain on extinguishment of debt	—	(4,335)
Interest Expense	26,791	66,241
Interest Income	(837)	(8,860)

Earnings before Income Taxes	270,370	221,342

Income Tax Expense	102,515	81,718

NET EARNINGS	167,855	139,624

BASIC WEIGHTED AVERAGE SHARES	65,986	66,606

BASIC EARNINGS PER COMMON SHARE	$2.54	$2.10

DILUTED WEIGHTED AVERAGE SHARES	66,567	67,191

DILUTED EARNINGS PER COMMON SHARE	$2.52	$2.08